Exhibit 10.9


                              MANAGEMENT AGREEMENT

     THIS AGREEMENT is entered into as of December 29, 2000 by and between Obsidian Capital Company, LLC, an Indiana limited liability company, maintaining offices at 111 Monument Circle, Suite 3680, Indianapolis, Indiana 46204 ("OCC"), and USRR Acquisition Corp., an Indiana corporation, maintaining offices at 2000 Rubberway Road, Vicksburg, MS 39182 ("USRR!').

     WHEREAS, OCC is willing and able to provide USRR with certain management services, including, but not limited to, advice regarding corporate finance, strategic planning, and similar services;

     WHEREAS, USRR wishes to retain OCC to provide such management services;

     NOW THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, the patties hereby agree as follows:

1. Retention of OCC. USRR hereby retains OCC and OCC agrees to be retained by USRR upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall continue in full force and effect for a period of five (5) years from the date of this Agreement.

3. Nature and Extent of Services. OCC shall devote such time and effort to the performance of the management advisory services contemplated by this Agreement as OCC deems necessary or appropriate, in its reasonable judgment. OCC may perform such services directly, through its own agents, or employees or, with the prior approval of USRR, through such consultants as OCC may engage for such purpose. USRR may, by separate agreement, retain OCC to provide other or additional services, on such terms as the parties may mutually agree.

4. Confidentiality. OCC shall maintain in confidence all non-public information of USRR which may come into the possession of OCC as a result of the services provided by OCC under this Agreement, and shall use reasonable efforts to ensure that its officers, directors, employees, representatives, agents, and affiliates maintain the confidentiality of such information, except to the extent disclosure may be required pursuant to any subpoena, order law or regulation.

5. Compensation. In consideration for the services to be provided by OCC under the terms of this Agreement, USRR shall pay to OCC a monthly fee equal to two percent (2%) of USRR's monthly gross revenue which shall be payable ten
     (10) days following the end of each month (the "Fee"). The Fee shall be suspended (but the liability therefore shall continue to accrue), to the extent and during the period that the payment of such compensation would cause USRR to be in violation of any agreement or covenant between USRR and any of its lenders.

6. Reimbursement of Expenses. USRR shall reimburse OCC for all expenses reasonably incurred by OCC in connection with or on account of the services provided by OCC under this Agreement, including, without limitation, travel, lodging, and similar costs incurred by OCC. Any request for reimbursement submitted by OCC to USRR shall include reasonable documentation with respect to all expenses for which reimbursement is requested.

7. Indemnification. USRR agrees to provide indemnification to or on behalf of OCC in accordance with the following:

     (a) USRR agrees to indemnify and hold harmless OCC, its affiliates, their respective partners, members, officers, directors, employees, and agents, and all other persons controlling OCC or any of its affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against, any claims, liabilities, fees, penalties, expenses, losses, and damages (including without limitation the reasonable fees, charges and disbursements of counsel)(collectively, "Losses") related to or arising out of actions taken or omitted to be taken by any of the Indemnified Parties pursuant to this Agreement, or any Indemnified Party's role in connection with any such act or omission; and USRR agrees that no Indemnified Party shall have any liability to USRR or its affiliates, security holders, or creditors, provided, however, that USRR shall not be responsible for any Losses to the extent that it is finally judicially determined that such losses result solely from actions taken or omitted to be taken by an Indemnified Party due to such Indemnified Party's gross negligence or willful misconduct.

     (b) If for any reason the indemnity described in subsection (a) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then USRR shall contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received (or contemplated to be received) by USRR on the one hand and such Indemnified Party on the other hand or, if such allocation is judicially determined to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of USRR on the one hand and such Indemnified Party on the other hand, subject to the limitation that in any event an Indemnified Party's aggregate contribution to all Losses shall not exceed the amount of fees actually received by such Indemnified Party pursuant to this Agreement.

     (c) Promptly after receipt by an Indemnified Party of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification may be sought against USRR hereunder, such Indemnified Party will notify OCC in writing of the receipt or commencement thereof, but failure to notify OCC will relieve OCC from any and all liability which it may have hereunder only if, and to the extent that, such failure results in the forfeiture of substantial rights and defenses on the part of such Indemnified Party, and will not in any event relieve OCC from any other obligation to any Indemnified Party. USRR shall assume the defense of such action or proceeding (including without limitation payment of fees, charges and disbursements of counsel) insofar as such action or proceeding shall relate to any alleged Loss in respect of which indemnity may be sought against USRR. An Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees, charges, and disbursements of such counsel shall be at the expense of such Indemnified Party unless employment of such counsel has been specifically authorized by USRR in writing.

     (d) USRR shall authorize separate counsel for an Indemnified Party if the named parties to any action or proceeding (including any impleaded parties) include USRR (or any other directors of USRR) and such Indemnified Party, and (1) in the good faith judgment of such Indemnified Party (as advised by counsel) the use of joint counsel would present such counsel with an actual or potential conflict of interest, or (2) an Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to It which are different from or additional to those available to USRR or its directors.

     (e) USRR will reimburse each Indemnified Party for all expenses (including without limitation the reasonable fees, charges, and disbursements of counsel authorized by USRR) as they are incurred by such Indemnified Party in connection with investigating, preparing for, or defending any action, claim or proceeding ("Action") referred to above (or enforcing this Agreement), whether or not any Indemnified Party is or becomes a party to such Action, and whether or not such Action is initiated or brought by OCC. USRR further agrees that USRR will not settle, compromise, or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not an Indemnified Party is a party thereto) unless USRR has given OCC reasonable prior written notice thereof and obtained an unconditional release of each Indemnified Party from all liability arising therefrom. No Indemnified Party shall admit any liability with respect to, or settle, compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification is being sought hereunder without the prior written consent of USRR (which consent shall not be unreasonably withheld or delayed).

     (f) An Indemnified Party shall not be liable to USRR or any other person in connection with the services it renders pursuant to this Agreement, except for such Indemnified Party's gross negligence or willful misconduct judicially determined as aforesaid. The Indemnification, contribution, and expense reimbursement obligations that USRR has under this Agreement shall be in addition to any liability USRR may otherwise have.

     (g) EACH OF THE PARTIES HEREBY AGREES TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, COUNTERCLAIM OR ACTION RELATING TO OR ARISING UNDER THIS SECTION,

     (h) The provisions of this Section shall remain in full force and effect regardless of the completion or termination of this Agreement or any amendment, supplement, or other modification to or of this Agreement.

8. Notice. Any notice required or permitted to be given hereunder shall be deemed sufficient when given in writing and actually served upon the party to be notified, or placed in an envelope to the party given to be notified at the address set forth in this Agreement and sent by certified or registered mail, postage prepaid. Either party may change its address by written notice, given in the manner provided in this Section.

9. Non-Waiver. No waiver of any default shall be effective unless in writing, nor shall it operate as a waiver of any other default or of the same default on a future occasion.

10. Modifications. This Agreement may not be amended or otherwise modified except by subsequent written agreement signed by both parties.

11. Construction. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving affect to any choice or conflict of law provisional rule that would cause the laws of any jurisdiction other than the State of Indiana to be enforced.

12. Successors. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns.

13. Entire Agreement. THE PARTIES EXPRESSLY ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS. The parties do further acknowledge that this Agreement contains the entire understanding of the parties regarding the retention of OCC to provide consulting management advisory services to USRR superseding any and all prior offers, proposals, or agreements, whether oral or in writing. Each party has had adequate opportunity to consult with legal counsel or other advisors prior to the execution of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Obsidian Capital Company, LLC

By: /s/ Terry G. Whitesell
       Terry G. Whitesell

Title:  Member


USRR Acquisition Corp.

By:  /s/ Timothy S. Durham
       Timothy S. Durham

Title: President